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                                                                      Exhibit 5



                                 March 7, 1995


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re: OPINION OF COUNSEL FOR REGISTRATION STATEMENT ON FORM S-8 OF RYDER SYSTEM, INC.

Gentlemen:

I have acted as counsel for Ryder System, Inc. (the "Company") in connection with its registration on Form S-8 of participation interests (the "Interests") in the Ryder System, Inc. Employee Savings Plan B (the "Plan"), the shares of the Company's common stock, $.50 par value, (the "Common Stock") and the preferred share purchase rights issued to holders of such shares pursuant to a resolution adopted by the Company's Board of Directors on February 28, 1986 (the "Rights"), all of which are issuable in connection with the Plan. In the course thereof, I have examined such records of the Company, certificates of officers of the Company, and other documents as I have deemed relevant and necessary as a basis for the opinions set forth below.

In giving the opinions expressed below, I do not purport to be an expert in the laws of any jurisdiction other than the State of Florida and the United States.

Based upon the foregoing, and relying upon statements of fact contained in the documents referred to, I am of the opinion that:

1. All necessary corporate action with respect to the authorization of the Interests, shares of Common Stock and the Rights under the Plan has been taken by the Company.

2.       The Common Stock and the Rights issued in connection therewith, will be validly issued, fully paid, and non-assessable when the Registration Statement and any amendments thereto shall have become effective and when the Common Stock and Rights have been issued and sold in accordance with the terms of the Plan. The Interests will be validly offered when the Registration Statement and any amendments thereto shall have become effective.
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Securities and Exchange Commission
March 7, 1995
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3.       I have reviewed the Plan and the related trust agreement.  The Plan is virtually identical to the Ryder System, Inc. Employee Savings Plan A ("Plan A"). In February, 1985, the Company received a determination letter from the Internal Revenue Service to the effect that Plan A, as then amended, was qualified under Section 401 of the Internal Revenue Code (the "Code"), as amended by the Employee Retirement Income Security Act of 1974 ("ERISA"). The Plan has been subsequently amended. It is my opinion that the provisions of the Plan, as amended, on the date hereof, are in substantial compliance with the requirements of Section 401 of the Code, as amended by ERISA, pertaining to such provisions. The Company, however, intends to submit the Plan, as currently amended, to the Internal Revenue Service for a new determination letter no later than March 31, 1995, and will make all changes required by the Internal Revenue Service to qualify the Plan under Section 401 of the Code as amended by ERISA.

I hereby consent to the filing of a copy of this Opinion as an exhibit to the Registration Statement on Form S-8 and to the use of my name therein.

                                                   Yours sincerely,




                                                   James M. Herron